Exhibit 99.1

FINANCIAL NEWS

SANMINA ADDRESSES COVID-19 AND IMPACT ON ITS SECOND FISCAL QUARTER

San Jose, CA – March 12, 2020.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), today announced as the result of the impact of COVID-19, that it does not expect to meet the second quarter fiscal 2020 financial outlook provided on January 27, 2020.

“We continue to monitor this evolving situation, and the safety and health of our employees, customers and partners remain a priority,” stated Hartmut Liebel, Chief Executive Officer of Sanmina Corporation. “I would like to thank our employees who have worked tirelessly in conjunction with our customers to mitigate supply chain disruption and support their demand requirements. While the full impact and duration of the COVID-19 outbreak is unknown at this time, we believe the company has a strong operating model and solid balance sheet which will enable us to weather this disruption. We remain confident in our long-term prospects and strategy, and we will continue to manage Sanmina in a measured way to build value for the long term."

About Sanmina

Sanmina Corporation, a Fortune 500 company, is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Safe Harbor Statement

Certain statements contained in this press release, including the Company's outlook for the second quarter and its expectations regarding the impact of the COVID-19 outbreak on its operations constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including adverse changes to the key markets we target; significant uncertainties that can cause our future sales and net income to be variable; reliance on a small number of customers for a substantial portion of our sales; risks arising from our international operations; the amount of restructuring charges relating to the Company-wide right-sizing plan actually recorded in the second quarter; risks and uncertainties relating to the impact of infectious diseases and epidemics, including the COVID-19 outbreak, on our and our customers’ and suppliers’ business operations worldwide; and the other factors set forth in the Company's annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina Contact

Paige Melching

Senior Vice President, Marketing and Investor Communications

408-964-3610